EXHIBIT 10.57
                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release ("Agreement") is entered into as of the 25th day of August, 1999.

A.   Parties

         The parties to this Agreement are as follows:

         1. Blitz Media Sales, L.L.C. dba Blitz Marketing, L.L.C., ("Blitz"), on its own behalf and on behalf of all of its agents, affiliates, subsidiaries and assigns, including, but not limited to, Blitz. All of the terms of this Agreement shall apply to and be binding on and for the benefit of Blitz, and all of its agents, affiliates subsidiaries and assigns. Execution of this Agreement by Blitz shall be deemed to constitute execution by all of its affiliates and subsidiaries as well.; and ,

         2. National Boston Medical, Inc., on its own behalf and on behalf of all of its agents, affiliates, subsidiaries and assigns, including, but not limited to, FlexMarketing, Inc. (collectively referred to as "NBMI"). All of the terms of this Agreement by NBMI shall be deemed to constitute execution by all of its affiliates and subsidiaries as well.

B.       Recitals

         1. Prior to the date hereof, Blitz and NBMI, had entered into a written marketing agreement date November 19, 1998, all terms of which are in full force and effect unless otherwise amended herein, for the purpose of offering the sale of membership in Blitz Marketing's Connections Discount Buying Service in connection with customers responding to NBMI's nationally broadcast infomercials selling Backstroke (hereinafter referred to as the "Discount Services Contract" attached hereto as Exhibit A and incorporated by reference).

         2. On November 19, 1998, Blitz and NBMI, entered into a legally binding oral agreement, all terms of which are in full force and effect unless otherwise amended herein, for the purpose of offering for sale Blitz Marketing's vitamin products to customers responding to the Backstroke infomercial (hereinafter referred to as the "Glucosamine Contract").

         3. Blitz claims, inter alia, that NBMI has failed to perform certain contractual terms, pursuant to the Discount Services Contract. Blitz further claims that NBMI has damaged Blitz in an amount exceeding four million two hundred thousand dollars ($4,200,000.00), in addition to attorneys fees and costs.

         4. In reliance on the parties settling the disputes between them, the execution of this Agreement and adherence to the terms of this Agreement, Blitz has refrained from pursuing litigation to redress NBMI's conduct.

         5. In consideration of Blitz's agreement not to file suit against NBMI, NBMI hereby agrees that:

                  a) NBMI  represents  and  warrants  that it is the  process of developing several new products and is in the process of beginning production on a new Infomercial for a facial toning device to be aired within 24 months of the execution hereof. Further, NBMI represents that NBMI will run both the Blitz Marketing/Paradise Value Discount Service program and the Nutritional Supplement Program, memorialized and pursuant to the terms of the agreement attached hereto as Exhibits "B" and "C" respectively (hereinafter referred to as the "Programs"). Notwithstanding anything to the contrary contained herein, NBMI agrees that the Programs, respectively, shall be presented to every customer that places an order per the terms of the applicable contract for a minimum of fifty two (52) weeks; provided that, no week shall count toward the fifty two
                  (52) week minimum in which the media expenditure ("media expenditure") shall be defined as the dollar amount of television media time purchased for a respective Program) for each such respective Program is less than one hundred thousand dollars ($100,000.00) for that week. In the event that the fifty two (52) week minimum requirement is not satisfied during the time that the facial toning Infomercials are aired, if at all, it is understood that NBMI agrees to continue to run the programs on any other Infomercials it is airing at the time, without limitation, until such time that the fifty two
                  (52) week minimum requirements are satisfied.

                  b) The payout terms for the Discount Service Contract shall be $12.50 per order (the "Signup Fee") see Exhibit "C"). The payout for the paradise Program (as set forth in Exhibit "B") shall be $3.00 per month on the Nutritional Supplement Program.

                  c) Blitz will have the option of doing "insert programs") in lie of the foregoing conventional Programs. For the purposes of this Agreement, an "Insert Program" is defined as a program based on a video image, graphic terms and conditions and voice-over of terms and conditions being edited into the blue screen portion(s) of an "infomercial". For purposes of this Agreement, "Infomercial" shall be defined as a direct response television advertisement with an airing time of one (1) to thirty (30) minutes in length. Under the terms of this Insert Program, every primary order ("primary order" shall be defined as the primary product presented for sale within the Infomercial) generated by the Infomercial also generates an order for the inserted item ("inserted item" shall be defined as the Paradise Value Discount Service and/or Nutritional Supplement). NBMI responsibilities are to either edit in the material per Blitz' specifications or to allow Blitz to edit the material to NMBI's master videotape. NBMI then must provide Blitz with daily downloads of data files of all credit card and order information from their inbound telemarketing firms(s). Blitz shall then ship out the item(s) directly to the customer and bill customers in accordance with the original terms and conditions disclosed at the time of sale. Blitz shall compensate NBMI in accordance with the terms set forth in standard agreements attached hereto as Exhibits "D" and "E" respectively.

                  d) NBMI hereby warrants that it will pay Blitz directly $.50 per "retail unit" shipped (illegible) if NBMI enters into any agreement between it and a third party involving the assignment or transfer of the rights or obligation under this contract, said agreement will contain a provision that the third party will pay Blitz directly the $.50 per retail unit (for the purpose s of this Agreement, "Retail Unit" shall defined as follows: Any "Backstroke Back Massager" shipped for resale on a retail basis including, but not limited to , a retail store, kiosk show, catalog or internet). If any third party or assignee fails to perform its obligations to Blitz, NBMI will remain liable to Blitz for that failure. NBMI shall provide quarterly accounting to ascertain the adequacy of such payments.

                  f) Within seven (7) calendar days following the execution hereof, NBMI shall: Purchase 4,100 bottles of the "PM relax" vitamin supplement for twenty thousand dollars ($20,000.00) payable to Blitz in advance of shipment thereof provided that such payment is received no later than 14 calendar days following the execution hereof; or, in the alternative, immediately include the PM Relax Vitamin Continuity on the present "Backstroke Back Massager" Infomercial, subject to the same terms set forth in the blitz Insert Continuity Program contract attached hereto as Exhibit "E".

                  g) All monies payable to Blitz by NBMI under the terms of this Agreement shall be received by Blitz no later than fourteen
                  (14) calendar days from the date of shipment of the subject item of sale from which such payment is derived. Notice of each such shipment shall be evidenced to Blitz by NBMI by way of a copy of the applicable bill of landing which shall be sent via facsimile to Blitz no later than 72 hours following each respective shipment.

A.       Releases

Except for claims relating to the parties' obligations under this Agreement, NBMI and Blitz irrevocably and unconditionally release and forever discharge each other from any and all known and unknown claims of action that the parties have had in the past, or now have or may have in the future arising from or relating in any way to any known or unknown events, actions or failure to act that occurred at any time prior to the date of this Agreement, including, any and all claims related to the parties' business relationships and any oral or written agreements.

B.       Confidentiality

The terms of this Agreement are to be kept strictly confidential, and shall not be disclosed by the parties except as follows: (a) to the parties' attorneys, accountants, or other financial or legal advisors; and (b) disclosures required by law.

C.       Other

         1. This Agreement sets forth the complete and final agreement of the parties relating to the matters addressed herein, and, except as expressly provided herein, supersedes all prior arrangements, understandings, agreements and discussions between Blitz Marketing, Inc. and NBMI. NBMI and Blitz Marketing Group, Inc. Are entering into this Agreement of their own free will after consulting counsel of their choice, and are not relying on any promises or representations other than those expressly stated herein. No change, modification, alteration or addition to any provision hereof shall be binding unless in writing and signed by both parties. The parties agree that they have not assigned and will not without prior written notice, assign, transfer or delegate any of their rights, duties or obligations hereunder and any attempt to do so shall be null and void.

         2 This Agreement may be executed in counterparts, which altogether shall constitute a single document; it may be effective upon the exchange of facsimile signatures which shall be deemed "executed originals."

         3. Should any party breach any provision herein, that party will be liable to the other for reasonable attorney's fees.

         4. This Agreement shall be governed and construed according to the internal laws of the State of California and any actions to enforce said agreement will be brought in Los Angeles County.

         5. NBMI will maintain books and records which report sales and exploitation of the Retail Units and other such items for which Blitz is entitled to payment from the sale of hereunder. Summaries of such books and records shall be sent to Blitz on a quarterly basis. Blitz may, at Blitz's own expense, examine those books and records upon reasonable request to NBMI to verify such summaries and the applicable payments to Blitz by NBMI.

         6. In the event that Blitz determines that NBMI is in breach of this Agreement, Blitz shall notify NBMI of such breach in writing. Upon receipt of said notice, NBMI shall have seven (7) calendar days to cure such breach (hereinafter the "Cure Period"). In the event that NBMI does not cure such breach within the cure Period, Blitz, at its discretion, may seek the intervention of the courts for all available legal Relief to which it is entitled or to which it was entitled prior to entering into this Agreement including all claims for damages that were available prior to entering into this Agreement.

G.       Effective Date.

This settlement Agreement is not effective until executed by all of the Parties to this Settlement Agreement.

DATED AND EFFECTIVE on this 26th day of August 1999.

BLITZ                                       NBMI

By:       /s/ (illegible) MacGregor         By:      /s/ Daniel J. Hoyng
         -----------------------------               ------------------------
         (illegible) MacGregor
         President                                   Its:     CEO